Exhibit 10(h)-3

ETHAN ALLEN INTERIORS INC.

THIRD AMENDMENT TO

AMENDED AND RESTATED 1992 STOCK OPTION PLAN

This Third Amendment to the Amended and Restated 1992 Stock Option Plan (as amended and restated, the “Plan”) of Ethan Allen Interiors Inc. (the “Company”) is dated as of November 17, 2003 (this “Amendment”).

WHEREAS, the Board of Directors (the “Board”) of the Company adopted the Plan on March 23, 1993 to advance the interest of the Company and its subsidiaries, to strengthen the Company’s ability to attract and retain its directors and employees and to provide such directors and employees with an opportunity to acquire an equity interest in the Company;

WHEREAS, the Plan was amended as of November 4, 1996, amended and restated as of October 28, 1997, amended as of December 11, 1998 and amended as of December 23, 1999, in connection with prior shareholder solicitations;

WHEREAS, in the past, the Board has granted awards to Non-employee Directors pursuant to Section 6 of the Plan, in lieu of awards being granted pursuant to Section 5 of the Plan; and the Board currently expects that it will continue to grant awards to Non-employee Directors pursuant to Section 6 of the Plan (rather than awards being granted pursuant to Section 5 of the Plan), with the amount and terms of such awards to be determined by the Board from time to time; and the Company desires to amend the Plan to reflect such practice;

NOW, THEREFORE, the Plan is hereby amended to substitute the following for Section 5 of the Plan:

“5.	Awards to Non-employee Directors.

5.1 Stock Options awarded under the Plan to Non-employee Directors (as defined below) shall be determined from time to time by the Company’s Board of Directors in accordance with Section 6 of the Plan. For purposes of the Plan, the term ‘Non-employee Director’ means a person who is not an executive or an employee of the Company and its subsidiaries.”